CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price1	Amount of Registration Fee
Senior Fixed to Floating Rate Notes due 2023	$10,027,000	$1,164.13
(1)           The maximum aggregate offering price relates to an additional $10,027,000 of securities offered and sold pursuant to this Amendment No. 1 to Pricing Supplement No. 774 to Registration Statement No. 333-156423.

May 2011 Amendment No. 1 dated May 16, 2011 to Pricing Supplement No. 774 dated May 12, 2011 Registration Statement No. 333-156423 Filed pursuant to Rule 424(b)(2)
I N T E R E S T   R A T E   S T R U C T U R E D   P R O D U C T S

Senior Fixed to Floating Rate Notes due 2023
U.S. Inflation Index Linked Notes
As described below, interest will accrue and be payable on the notes monthly, in arrears, in (i) Years 1 to 3, at a fixed rate equal to 5.00% per annum and (ii) Years 4 to maturity, at a variable rate equal to the year-over-year change in the U.S. Consumer Price Index (“CPI”) plus a spread of 2.00% and subject to the maximum interest rate of 8.00% and the minimum interest rate of 0.00%.  The CPI for purposes of the notes is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, reported monthly by the Bureau of Labor Statistics of the U.S. Department of Labor and published on Bloomberg screen CPURNSA or any successor service.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$50,000,000
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	May 12, 2011
Original issue date:	May 17, 2011 (3 business days after the pricing date)
Maturity date:	May 17, 2023
Interest accrual date:	May 17, 2011
Redemption percentage at maturity:	100%
Interest:
Original issue date to but excluding May 17, 2014 (the “initial interest payment period”):  5.00% per annum
May 17, 2014 to but excluding the maturity date:
(CPIt – CPIt-12) / CPIt-12 + spread; subject to the maximum interest rate and minimum interest rate, where
CPIt = CPI for the applicable reference month, as published on Bloomberg screen CPURNSA;
CPIt-12 = CPI for the twelfth month prior to the applicable reference month, as published on Bloomberg screen CPURNSA; and
Reference month = the third calendar month prior to the month of the related interest reset date.
See “Additional Provisions – Interest Rate” on page 2.

Spread:	2.00%
Minimum interest rate:	0.00%
Maximum interest rate:	8.00%
Interest payment period:	Monthly
Interest payment dates:
The 17th day of each month, beginning June 17, 2011; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Interest reset dates:	The 17th day of each month, beginning May 17, 2014, provided that such interest reset dates shall not be adjusted for non-business days.
Interest determination dates:	Each interest reset date
Day-count convention:	Actual/Actual
Reporting service:	Bloomberg screen CPURNSA
Specified currency:	U.S. dollars
CUSIP / ISIN:	61745EM81 / US61745EM813
Book-entry or certificated note:	Book-entry
Business day:	New York
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Calculation agent:	Morgan Stanley Capital Services Inc.	Trustee: The Bank of New York Mellon
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Note	100%	2.25%	97.75%
Total	$50,000,000	$1,125,000	$48,875,000

(1)   Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors, will collectively receive from the Agent, MS & Co., a fixed sales commission of 2.25% for each note they sell. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 4.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement dated December 23, 2008                             Prospectus dated December 23, 2008

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

Senior Fixed to Floating Rate Notes due 2023
U.S. Inflation Index Linked Notes

The Notes

The notes are debt securities of Morgan Stanley.  Interest on the notes will accrue in (i) Years 1 to 3, at a fixed rate equal to 5.00% per annum and (ii) Years 4 to maturity, at a variable rate equal to the year-over-year changes in the CPI plus a spread of 2.00% and subject to the maximum interest rate of 8.00% and minimum interest rate of 0.00%, as determined on the applicable interest determination date.  We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

The stated principal amount and issue price of each note is $1,000. The issue price of the notes includes the agent’s commissions paid with respect to the notes as well as the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The secondary market price, if any, at which MS & Co. is willing to purchase the notes is expected to be affected adversely by the inclusion of these commissions and hedging costs in the issue price.  In addition, the secondary market price may be lower due to the costs of unwinding the related hedging transactions at the time of the secondary market transaction.  See “Risk Factors—The Inclusion Of Commissions And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices.”

Additional Provisions

Consumer Price Index

The amount of interest payable on the notes on each interest payment date after the initial interest payment period will be linked to year-over-year changes in the Consumer Price Index.  The Consumer Price Index for purposes of the notes is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers (“CPI”), reported monthly by the Bureau of Labor Statistics of the U.S. Department of Labor (“BLS”) and published on Bloomberg screen CPURNSA or any successor service.  The CPI for a particular month is published during the following month.

The CPI is a measure of the average change in consumer prices over time for a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, charges for doctors’ and dentists’ services and drugs. In calculating the index, price changes for the various items are averaged together with weights that represent their importance in the spending of urban households in the United States. The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically by the BLS to take into account changes in consumer expenditure patterns. The CPI is expressed in relative terms in relation to a time base reference period for which the level is set at 100.0. The base reference period for these notes is the 1982-1984 average.

Interest Rate

The interest rate for the notes during the initial interest payment period from and including the original issue date to but excluding the initial interest reset date will be 5.00% per annum.  The interest rate for the notes being offered for each interest payment period during the term of the notes following the initial interest payment period will be the rate determined as of the applicable interest determination date pursuant to the following formula:

May 2011	Page 2

Senior Fixed to Floating Rate Notes due 2023
U.S. Inflation Index Linked Notes

Interest Rate	=	CPIt - CPIt-12	+	Spread; subject to the maximum interest rate and the minimum interest rate
CPIt-12
where:

CPIt = CPI for the applicable reference month, as published on Bloomberg screen CPURNSA;

CPIt-12 = CPI for the twelfth month prior to the applicable reference month, as published on Bloomberg screen CPURNSA;

Spread = 2.00%;

Maximum interest rate = 8.00%; and

Minimum interest rate = 0.00%.

In no case will the interest rate for the notes for any monthly interest payment period be less than the minimum interest rate of 0.00% per annum or greater than the maximum interest rate of 8.00% per annum.  The amount of interest payable on the notes on each interest payment date will be calculated on an actual/actual day count basis.

CPIt for any interest reset date is the CPI for the third calendar month, which we refer to as the “reference month,” prior to the month of such interest reset date as published and reported in the second calendar month prior to such interest reset date.

For example, for the interest payment period from and including May 17, 2014 to but excluding June 17, 2014, CPIt will be the CPI for February 2014 (the reference month), and CPIt-12 will be the CPI for February 2013 (which is the CPI for the twelfth month prior to the reference month).  The CPI for February 2014 will be reported by the BLS and published on Bloomberg screen CPURNSA in March 2014, and the CPI for February 2013 will be reported and published in March 2013.

For more information regarding the calculation of interest rates on the notes, including historical CPI levels and hypothetical interest rates, see “Historical Information and Hypothetical Interest Rate Calculations.”

If by 3:00 PM on any interest determination date the CPI is not published on Bloomberg screen CPURNSA for any relevant month, but has otherwise been published by the BLS, Morgan Stanley Capital Services Inc., in its capacity as the calculation agent, will determine the CPI as reported by the BLS for such month using such other source as on its face, after consultation with us, appears to accurately set forth the CPI as reported by the BLS.

In calculating CPIt and CPIt-12 , the calculation agent will use the most recently available value of the CPI determined as described above on the applicable interest determination date, even if such value has been adjusted from a prior reported value for the relevant month. However, if a value of CPIt and CPIt-12 used by the calculation agent on any interest reset date to determine the interest rate on the notes (an “initial CPI”) is subsequently revised by the BLS, the calculation agent will continue to use the initial CPI, and the interest rate determined on such interest determination date will not be revised.

If the CPI is rebased to a different year or period and the 1982-1984 CPI is no longer used, the base reference period for the notes will continue to be the 1982-1984 reference period as long as the 1982-1984 CPI continues to be published.

If, while the notes are outstanding, the CPI is discontinued or substantially altered, as determined by the calculation agent in its sole discretion, the calculation agent will determine the interest rate on the notes by reference to the applicable substitute index that is chosen by the Secretary of the Treasury for the Department of The Treasury’s Inflation-Linked Treasuries as described at 62 Federal Register 846-874 (January 6, 1997) or, if no such securities are outstanding, the substitute index will be determined by the calculation agent in accordance with general market practice at the time; provided that the procedure for determining the resulting interest rate is administratively acceptable to the calculation agent.

All values used in the interest rate formula for the notes and all percentages resulting from any calculation of interest will be rounded to the nearest one hundred-thousandth of a percentage point, with .000005% rounded up to .00001%. All dollar amounts used in or resulting from such calculation on the notes will be rounded to the nearest third decimal place, with .0005 rounded up to .001.

May 2011	Page 3

Senior Fixed to Floating Rate Notes due 2023
U.S. Inflation Index Linked Notes

Risk Factors

The notes involve risks not associated with an investment in ordinary floating rate notes. This section describes the most significant risks relating to the notes.

▪
In Periods Of Little Or No Inflation, The Interest Rate Following The Initial Interest Reset Date On May 17, 2014 Will Be Approximately Equal To The Spread, And In Periods Of Deflation The Interest Rate Following The Interest Reset Date Will Be Less Than The Spread And May Be As Low As Zero.  Interest payable on the notes following the initial interest reset date on May 17, 2014, is linked to year over year changes in the level of the CPI determined each month.  If the CPI for the same month in successive years does not increase, which is likely to occur when there is little or no inflation, investors in the notes will receive an interest payment for the applicable interest payment period equal to the spread of 2.00% per annum.  If the CPI for the same month in successive years decreases, which is likely to occur when there is deflation, investors in the notes will receive an interest payment for the applicable interest payment period that is less than the spread per annum.  If the CPI for the same month in successive years declines by the spread or more, investors in the notes will receive only the minimum interest rate, which is 0.00%.

▪
The Amount Of Interest Payable On The Notes In Any Month Is Capped.  The interest rate on the notes for each monthly interest payment period following the initial interest payment period is capped for that month at the maximum interest rate of 8.00% per annum.  Accordingly, in periods of moderate to high inflation, as measured by the CPI, you may not receive the full benefit of the year over year increase in the CPI for that interest payment period due to the maximum interest rate.

▪
The Interest Rate On The Notes May Be Below The Rate Otherwise Payable On Debt Securities Issued By Us With Similar Maturities.  If there are only minimal increases, no changes or decreases in the monthly CPI measured year over year, the interest rate on the notes following the initial interest reset date will be below what we would currently expect to pay as of the date of this pricing supplement if we issued a debt instrument with terms otherwise similar to those of the notes.

▪
The Interest Rate On The Notes May Not Reflect The Actual Levels Of Inflation Affecting Holders Of The Notes.  The CPI is just one measure of inflation and may not reflect the actual levels of inflation affecting holders of the notes.  Accordingly, an investment in the notes may not fully offset any inflation actually experienced by investors in the notes.

▪
Your Interest Rate Is Based Upon The CPI. The CPI Itself And The Way The BLS Calculates The CPI May Change In The Future. There can be no assurance that the BLS will not change the method by which it calculates the CPI. In addition, changes in the way the CPI is calculated could reduce the level of the CPI and lower the interest payment with respect to the notes. Accordingly, the amount of interest, if any, payable on the notes following the initial interest reset date, and therefore the value of the notes, may be significantly reduced. If the CPI is substantially altered, a substitute index may be employed to calculate the interest payable on the notes, as described above, and that substitution may adversely affect the value of the notes.

▪
The Historical Levels Of The CPI Are Not An Indication Of The Future Levels Of The CPI.  The historical levels of the CPI are not an indication of the future levels of the CPI during the term of the notes. In the past, the CPI has experienced periods of volatility and such volatility may occur in the future. Fluctuations and trends in the CPI that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future.  Holders of the notes will receive interest payments that will be affected by changes in the CPI. Such changes may be significant. Changes in the CPI are a function of the changes in specified consumer prices over time, which result from the interaction of many factors over which we have no control.

May 2011	Page 4

Senior Fixed to Floating Rate Notes due 2023
U.S. Inflation Index Linked Notes

▪
Investors Are Subject To Our Credit Risk, And Any Actual Or Anticipated Changes To Our Credit Ratings Or Credit Spreads May Adversely Affect The Market Value Of The Notes.  Investors are dependent on our ability to pay all amounts due on the notes on interest payment dates and at maturity, and, therefore, investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  The notes are not guaranteed by any other entity.  If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market's view of our creditworthiness.  Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

▪
The Price At Which The Notes May Be Resold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.  Some of these factors include, but are not limited to: (i) changes in U.S. inflation rates, (ii) changes in U.S. interest rates, (iii) any actual or anticipated changes in our credit ratings or credit spreads, and (iv) time remaining to maturity.

▪
The Inclusion Of Commissions And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The Notes Will Not Be Listed On Any Securities Exchange And Secondary Trading May Be Limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

▪
Issuer Or Its Affiliates Are Market Participants.  The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally or with respect to the CPI specifically. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes.

May 2011	Page 5

Senior Fixed to Floating Rate Notes due 2023
U.S. Inflation Index Linked Notes

Historical Information and Hypothetical Interest Rate Calculations

Provided below are historical levels of the CPI as reported by the BLS for the period from October 2000 to April 2011.  Also provided below are the hypothetical interest rates for the period from January 2002 to July 2011 that would have resulted from the historical levels of the CPI presented below and a spread of 2.00%, without regard to the maximum interest rate and the minimum interest rate.  We obtained the historical information included below from Bloomberg Financial Markets, and we believe such information to be accurate.

The historical levels of the CPI should not be taken as an indication of future levels of the CPI, and no assurance can be given as to the level of the CPI for any reference month following the initial interest reset date on May 17, 2014.  The hypothetical interest rates that follow are intended to illustrate the effect of general trends in the CPI on the amount of interest payable to you on the notes.  However, the CPI may not increase or decrease over the term of the notes in accordance with any of the trends depicted by the historical information in the table below, and the size and frequency of any fluctuations in the CPI level over the term of the notes, which we refer to as the volatility of the CPI, may be significantly different than the volatility of the CPI indicated in the table.  As a result, the hypothetical interest rates depicted in the table below should not be taken as an indication of the actual interest rates that will be paid on the interest payment dates over the term of the notes.

Historical Levels of CPI

Month	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011
January		175.100	177.100	181.700	185.200	190.700	198.300	202.416	211.080	211.143	216.687	220.223
February		175.800	177.800	183.100	186.200	191.800	198.700	203.499	211.693	212.193	216.741	221.309
March		176.200	178.800	184.200	187.400	193.300	199.800	205.352	213.528	212.709	217.631	223.467
April		176.900	179.800	183.800	188.000	194.600	201.500	206.686	214.823	213.240	218.009	224.906
May		177.700	179.800	183.500	189.100	194.400	202.500	207.949	216.632	213.856	218.178
June		178.000	179.900	183.700	189.700	194.500	202.900	208.352	218.815	215.693	217.965
July		177.500	180.100	183.900	189.400	195.400	203.500	208.299	219.964	215.351	218.011
August		177.500	180.700	184.600	189.500	196.400	203.900	207.917	219.086	215.834	218.312
September		178.300	181.000	185.200	189.900	198.800	202.900	208.490	218.783	215.969	218.439
October	174.000	177.700	181.300	185.000	190.900	199.200	201.800	208.936	216.573	216.177	218.711
November	174.100	177.400	181.300	184.500	191.000	197.600	201.500	210.177	212.425	216.330	218.803
December	174.000	176.700	180.900	184.300	190.300	196.800	201.800	210.036	210.228	215.949	219.179

Hypothetical Interest Rates Based on Historical CPI Levels

Month	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011
January	4.126%	4.026%	4.041%	5.189%	6.348%	3.305%	5.536%	5.655%	1.817%	3.172%
February	3.895%	4.198%	3.765%	5.523%	5.456%	3.974%	6.306%	3.070%	3.838%	3.143%
March	3.552%	4.377%	3.879%	5.256%	5.416%	4.541%	6.081%	2.091%	4.721%	3.496%
April	3.142%	4.597%	3.926%	4.970%	5.985%	4.076%	6.280%	2.030%	4.626%	3.632%
May	3.138%	4.981%	3.693%	5.008%	5.598%	4.415%	6.027%	2.236%	4.143%	4.108%
June	3.476%	5.020%	3.737%	5.148%	5.363%	4.779%	5.981%	1.616%	4.314%	4.682%
July	3.639%	4.225%	4.285%	5.511%	5.546%	4.574%	5.937%	1.263%	4.236%	5.164%
August	3.182%	4.058%	5.052%	4.803%	6.167%	4.691%	6.176%	0.719%	4.021%
September	3.067%	4.112%	5.266%	4.530%	6.319%	4.687%	7.022%	0.573%	3.053%
October	3.465%	4.110%	4.991%	5.168%	6.145%	4.358%	7.600%	-0.097%	3.235%
November	3.803%	4.158%	4.654%	5.641%	5.819%	3.970%	7.372%	0.516%	3.148%
December	3.514%	4.320%	4.538%	6.687%	4.062%	4.755%	6.937%	0.714%	3.144%

The hypothetical interest rate payable on the notes for the February 2005 interest payment period would have been 5.523% per annum. This hypothetical interest rate is calculated by inserting the following CPI levels into the interest rate formula described above under “Additional Provisions – Interest Rate”:

CPIt = 191.0, which is equal to the CPI level for November 2004, which is the third calendar month prior to the interest reset date of February 1, 2005, would be the reference month; and

CPIt-12 = 184.5, which is equal to the CPI level for November 2003, the twelfth calendar month prior to the reference month for the interest reset date of February 1, 2005

Interest Rate = [(191.0 – 184.5) / 184.5] + 2.00% = 5.523%

May 2011	Page 6

Senior Fixed to Floating Rate Notes due 2023
U.S. Inflation Index Linked Notes

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

We expect to deliver the notes against payment therefor in New York, New York on May 17, 2011, which will be the third scheduled business day following the date of the pricing of the notes.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent may distribute the notes through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors, will collectively receive from the Agent, MS & Co., a fixed sales commission of 2.25% for each note they sell.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by Morgan Stanley and authenticated by the trustee pursuant to the Senior Debt Indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated March 24, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by Morgan Stanley on March 24, 2011.

Tax Considerations

The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  We have determined that the “comparable yield” is a rate of 5.1505% per annum, compounded monthly; and the projected payment schedule with respect to a note consists of the following payments:

June 17, 2011	$ 4.25	June 17, 2015	$ 4.22	June 17, 2019	$ 4.54
July 17, 2011	$ 4.11	July 17, 2015	$ 4.09	July 17, 2019	$ 4.40
August 17, 2011	$ 4.25	August 17, 2015	$ 4.24	August 17, 2019	$ 4.55
September 17, 2011	$ 4.25	September 17, 2015	$ 4.25	September 17, 2019	$ 4.55
October 17, 2011	$ 4.11	October 17, 2015	$ 4.12	October 17, 2019	$ 4.40

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U.S. Inflation Index Linked Notes

November 17, 2011	$ 4.25	November 17, 2015	$ 4.27	November 17, 2019	$ 4.55
December 17, 2011	$ 4.11	December 17, 2015	$ 4.14	December 17, 2019	$ 4.41
January 17, 2012	$ 4.24	January 17, 2016	$ 4.29	January 17, 2020	$ 4.55
February 17, 2012	$ 4.23	February 17, 2016	$ 4.29	February 17, 2020	$ 4.54
March 17, 2012	$ 3.96	March 17, 2016	$ 4.03	March 17, 2020	$ 4.25
April 17, 2012	$ 4.23	April 17, 2016	$ 4.31	April 17, 2020	$ 4.54
May 17, 2012	$ 4.10	May 17, 2016	$ 4.18	May 17, 2020	$ 4.39
June 17, 2012	$ 4.23	June 17, 2016	$ 4.34	June 17, 2020	$ 4.54
July 17, 2012	$ 4.10	July 17, 2016	$ 4.20	July 17, 2020	$ 4.40
August 17, 2012	$ 4.23	August 17, 2016	$ 4.35	August 17, 2020	$ 4.55
September 17, 2012	$ 4.23	September 17, 2016	$ 4.36	September 17, 2020	$ 4.55
October 17, 2012	$ 4.10	October 17, 2016	$ 4.23	October 17, 2020	$ 4.40
November 17, 2012	$ 4.23	November 17, 2016	$ 4.37	November 17, 2020	$ 4.54
December 17, 2012	$ 4.10	December 17, 2016	$ 4.24	December 17, 2020	$ 4.40
January 17, 2013	$ 4.24	January 17, 2017	$ 4.39	January 17, 2021	$ 4.55
February 17, 2013	$ 4.25	February 17, 2017	$ 4.40	February 17, 2021	$ 4.56
March 17, 2013	$ 3.84	March 17, 2017	$ 3.98	March 17, 2021	$ 4.12
April 17, 2013	$ 4.25	April 17, 2017	$ 4.41	April 17, 2021	$ 4.56
May 17, 2013	$ 4.11	May 17, 2017	$ 4.27	May 17, 2021	$ 4.41
June 17, 2013	$ 4.25	June 17, 2017	$ 4.42	June 17, 2021	$ 4.56
July 17, 2013	$ 4.11	July 17, 2017	$ 4.28	July 17, 2021	$ 4.41
August 17, 2013	$ 4.25	August 17, 2017	$ 4.43	August 17, 2021	$ 4.56
September 17, 2013	$ 4.25	September 17, 2017	$ 4.44	September 17, 2021	$ 4.56
October 17, 2013	$ 4.11	October 17, 2017	$ 4.30	October 17, 2021	$ 4.41
November 17, 2013	$ 4.25	November 17, 2017	$ 4.45	November 17, 2021	$ 4.56
December 17, 2013	$ 4.11	December 17, 2017	$ 4.31	December 17, 2021	$ 4.42
January 17, 2014	$ 4.25	January 17, 2018	$ 4.46	January 17, 2022	$ 4.56
February 17, 2014	$ 4.25	February 17, 2018	$ 4.47	February 17, 2022	$ 4.56
March 17, 2014	$ 3.84	March 17, 2018	$ 4.04	March 17, 2022	$ 4.12
April 17, 2014	$ 4.25	April 17, 2018	$ 4.48	April 17, 2022	$ 4.56
May 17, 2014	$ 4.11	May 17, 2018	$ 4.34	May 17, 2022	$ 4.42
June 17, 2014	$ 4.14	June 17, 2018	$ 4.49	June 17, 2022	$ 4.56
July 17, 2014	$ 4.02	July 17, 2018	$ 4.35	July 17, 2022	$ 4.42
August 17, 2014	$ 4.17	August 17, 2018	$ 4.49	August 17, 2022	$ 4.56
September 17, 2014	$ 4.18	September 17, 2018	$ 4.50	September 17, 2022	$ 4.56
October 17, 2014	$ 4.05	October 17, 2018	$ 4.36	October 17, 2022	$ 4.41
November 17, 2014	$ 4.19	November 17, 2018	$ 4.51	November 17, 2022	$ 4.56
December 17, 2014	$ 4.06	December 17, 2018	$ 4.37	December 17, 2022	$ 4.41
January 17, 2015	$ 4.20	January 17, 2019	$ 4.52	January 17, 2023	$ 4.55
February 17, 2015	$ 4.20	February 17, 2019	$ 4.53	February 17, 2023	$ 4.55
March 17, 2015	$ 3.80	March 17, 2019	$ 4.09	March 17, 2023	$ 4.10
April 17, 2015	$ 4.21	April 17, 2019	$ 4.54	April 17, 2023	$ 4.54
May 17, 2015	$ 4.08	May 17, 2019	$ 4.39	May 17, 2023	$ 1,004.39

The “comparable yield” and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of original issue discount and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Contact Information

Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

May 2011	Page 8

Senior Fixed to Floating Rate Notes due 2023
U.S. Inflation Index Linked Notes

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

May 2011	Page 9